Exhibit 10.3

EMPLOYMENT AGREEMENT

Parties:	innotrac Corporation,
a Georgia corporation (“Employer”)
6655 Sugarloaf Parkway
Duluth, Georgia, 30097

Scott D. Dorfman (“Executive”)
8241 Nesbit Ferry RoadAtlanta, Georgia 30350

Date: October 5, 2008

Background:                          Employer is a third party provider of order processing, fulfillment and/or customer care services to e-commerce and other direct-to-consumer businesses (the “Business”).  Employer has entered into an agreement (the “Merger Agreement”) pursuant to which GSI Commerce, Inc., a Delaware corporation (“Parent”), upon the terms and subject to the conditions of the Merger Agreement, is expected to acquire all of the outstanding shares of capital stock of Employer, which currently employs Executive.  Subject to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Employer desires to continue to employ Executive, and Executive desires to continue such employment, on the terms and conditions stated below (the “Agreement”).

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

1.     Employment and Term.   Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, for a term beginning on the Closing and ending on December 31, 2011, unless sooner terminated in accordance with other provisions hereof (the “Term”). Subject to the terms and conditions of this Agreement, Executive’s employment with Employer is at will.  Notwithstanding any provisions of this Agreement to the contrary, Employer may not terminate Executive without Cause (as defined in Section 4.3.1 below), and Executive may not terminate or resign other than for Executive Cause (as defined in Section 4.3.2), death or disability (as provided in Section 4.1 and 4.2), at any time before the first anniversary of the Closing.

2.     Position and Duties.

2.1.   Title and Responsibilities.  During the Term, Executive will serve as Executive in Transition of Employer.  In that capacity, Executive will have supervision over, and responsibility for, Employer’s account management function, consistent with the account management responsibilities Executive had in the one year period prior to the Closing and/or provide certain consulting services to Parent’s Chief Executive Officer or Chief Financial Officer regarding Employer’s account management function as may be reasonably requested by such individuals.

2.2.   Other Responsibilities and Loyalty. Executive will also have such other responsibilities and duties consistent with his position or positions with Employer, as may from time to time be reasonably prescribed by Employer’s Board of Directors or Parent’s Chief Executive Officer or Board of Directors and as are generally consistent with the responsibilities Executive had in the one year period prior to the Closing.  Executive agrees to devote his full business time, attention and energies to the business and interests of the Employer during the Term and Executive will not accept any outside position without the prior written consent of the CEO or the Board.

2.3.   Reporting.  Executive will report to, and be subject to the direction of, the Chief Executive Officer or Chief Financial Officer of Employer or any other senior officer of the Parent as may be designated by the Board of Directors of the Parent.

2.4.   Policies and Practices.  The employment relationship between Employer and the Executive shall be governed by the policies and practices established by Employer and Employer’s Board of Directors as are applicable to senior management employees generally.  Executive acknowledges that he has received and carefully read and understood the Employer’s Code of Business Conduct and other governing policies, which will govern the terms and conditions of his employment with Employer, along with this Agreement.  In the event that the terms of this Agreement differ from or are in conflict with the Employer’s policies or practices or the Employer’s Code of Business Conduct, this Agreement will control.

2.5.   Location.  Executive will perform the services Executive is required to perform pursuant to this Agreement at the Employer’s office, located in Duluth, Georgia or such other location in the greater Atlanta, Georgia area to which Employer may move its principal location (the “Office”); provided, however, that (i) Executive may from time to time perform services from his homes located in Georgia and Alabama, and (ii) Employer may from time to time require Executive to travel to other locations in connection with the Employer’s business, consistent with Executive’s travel prior to the Closing.  Notwithstanding the foregoing, Employer may require Executive to work from home.  Executive may also work remotely from locations outside the Office in a manner consistent with Executive’s past practices in the one year period prior to the Closing.

3.     Compensation, Benefits and Expenses.

3.1.   Base Salary.   Employer will pay to Executive an annual base salary (“Base Salary”) of Four Hundred and Twenty-Five Thousand Dollars ($425,000).  Executive’s Base Salary will be payable in bi-weekly installments of $16,346.15 each gross, in accordance with Employer’s normal payroll practices as are applicable to employees generally, subject to payroll deductions and required withholdings.

3.2.   Annual and Long-Term Incentives.  Except as specifically provided in Section 3.6, Executive will not be eligible to participate in any annual or long-term bonus, equity or other incentive plan of Employer or Parent now existing or established hereafter.

3.3.   Benefits.

(a)           Subject to Section 3.2, Executive will be eligible to participate in any profit sharing, savings, health insurance, life insurance, group insurance, disability insurance, and other benefit plans or programs of Employer now existing, or established hereafter, and generally offered to similarly situated employees of Employer, subject to the terms and provisions thereof.  Executive acknowledges that Executive’s participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs.  Notwithstanding the foregoing, Executive will not be entitled to any severance benefits in connection with the termination of his employment, except to the extent set forth in this Agreement.

(b)           Subject to the terms and conditions of the applicable insurance policy and the applicable life insurance companies, in the event that Employer owns any insurance policies insuring the life of Executive, Executive shall be and is hereby granted, on the date of Closing, an option to have the policies assigned to him, in which event Executive shall pay all premiums that first come due under such policies of insurance after the date of Closing and Employer shall sign all paperwork reasonably required to transfer ownership of the policies to Executive and allow changes of beneficiaries to persons or entities designated by Executive.

3.4.   Personal Time-off.   Executive will be eligible for paid personal time of 25 days per year, in accordance with Employer’s paid time off policy.

3.5.   Expenses.  Employer will reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder.  Executive will properly account for all such expenses.  Such reimbursement payments shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expense was incurred. Employer shall upon the Closing enter with SDD Holdings, LLC an aircraft charter agreement in the form attached hereto as Exhibit B, which Executive and Employer shall each keep in force and effect during full term of Executive employment.

3.6.   Equity Award.

(a)    Effective as of the Closing, Executive and Parent shall enter into a Restricted Stock Award Agreement in the form attached hereto as Exhibit C whereby Parent will grant to Executive under Parent’s 2005 Equity Incentive Plan (the “Equity Plan”) a restricted stock award (the “RSA”) of a number of shares of common stock of Parent equal to the quotient of $2.5 million divided by the average of the closing price of Parent’s common stock for the five business day period immediately prior to the date of Closing (the “Fair Market Value”) of the Parent’s common stock on the date of Closing (the “Restricted Shares”).  Except as otherwise provided in this Section 3.6, all of the Restricted Shares will vest on December 31, 2011 and Executive will not be required to pay any consideration for the vested Restricted Shares other than the services rendered by Executive to Employer up to the date of vesting.  Upon any vesting, Executive will remit to Employer an amount of cash necessary to satisfy all payroll deductions and required income tax withholdings as are required by law to be paid by Executive, if any. Once such taxes are paid, Employer shall deliver or cause Parent or any transfer or escrow agent in actual or constructive possession of the Restricted Shares to deliver certificates for the Restricted Shares in accordance with the Equity Plan.

(b)    If, prior to December 31, 2011, (i) Executive is terminated by Employer for any reason other than Cause (as defined in Section 4.3.1), or (ii) Executive’s employment is terminated pursuant to Section 4.1 (death) or Section 4.2 (disability) or Section 4.3.2 (Employer Breach), all Restricted Shares will vest immediately on such termination, provided that such termination constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, if applicable.  Notwithstanding the foregoing, the Executive will pay to Employer an amount equal to the Fair Market Value of the Restricted Shares on the date of vesting less any applicable federal, state, local and foreign taxes paid by Executive if after the Restricted Shares vest in accordance with the immediately preceding sentence the Executive commits a material breach of his obligations set forth in Sections 7 or 8 hereto.  If, prior to December 31, 2011, Employer terminates Executive’s employment for Cause or Executive resigns or terminates his employment for reasons other than Employer Breach, death or disability, all Restricted Shares will be forfeited to Parent without the payment of any consideration by Parent or Employer.  The Restricted Shares will otherwise be governed by the terms of the Equity Plan and RSA agreement.

(c)    Executive acknowledges and agrees that Section 83 of the Internal Review Code of 1986, as amended (the “Code”) taxes as ordinary income to him the fair market value of the Restricted Shares as of the date any restrictions on the shares lapse (that is, as of the date on which part or all of the shares vest), unless Executive timely files an election under Section 83(b).  Executive will be solely responsible for timely making an election under Section 83(b) in the event he chooses to do so.

(d)    Employer warrants to Executive that (i) Executive is qualified in all respects to receive the RSA and all Restricted Shares, subject to the vesting requirements as set forth in this Agreement and the Equity Plan; (ii) the issuance of the RSA and Restricted Shares to Executive has received all requisite approvals contemplated by the documents governing the Equity Plan and no further consents or approvals are required; (iii) the issuance of the RSA and Restricted Shares to Executive has been duly authorized and validly issued by Parent, and are fully paid and nonassessable, and (iv) upon vesting, and subject to the vesting requirements set forth in this Agreement and the Equity Plan, the Restricted Shares will be free of all encumbrances and restrictions, including restrictions on transfer.

4.    Termination.

4.1.   Termination by Death.  If Executive dies, then this Agreement will terminate immediately and automatically, and Executive’s rights to compensation and benefits first earnable by Executive after the date of death  will terminate as of the date of death; provided, however, Executive’s heirs, personal representatives or estate will be entitled to receive any unpaid portion of Executive’s Base Salary and accrued benefits earned up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans and programs in which Executive participates (the “Accrued Obligations”) and also the Restricted Shares.  In the event of a termination of Executive’s employment pursuant to this paragraph, any right that Executive’s estate may have to compensation and benefits under this Agreement will terminate, except that Executive’s estate will be entitled to receive payment of the Accrued Obligations.

4.2.   Termination by Disability.   If, as a result of sickness or injury (as defined in Employer’s group long-term disability insurance policy then in force), Executive is unable to perform the essential duties of his employment on a full-time basis for more than thirty (30) days after the Onset of Disability or for periods aggregating more than thirty (30) days during any twelve (12) month period, then Employer may, upon ten (10) days written notice to Executive, terminate Executive's employment.  In the event of a termination of Executive’s employment pursuant to this Section 4.2, Executive’s right to compensation and benefits under this Agreement shall terminate, except that Executive shall be entitled to receive payment of the Accrued Obligations and the Restricted Shares.  “Onset of Disability” means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of such injury or sickness.

4.3.   Termination for Cause.

4.3.1         Employer may, at any time, upon written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for Cause (as defined in this Section 4.3.1), except that Executive will be entitled to receive payment of the Accrued Obligations.  “Cause” will exist if Parent’s board of directors in good faith determines that (i) before the date of termination Executive is convicted of, or enters a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense, or (ii) Executive is grossly negligent or engaged in willful misconduct in the performance of his duties under this Agreement, or (iii) Executive breaches, in a material respect, this Agreement or any written material agreement between the Executive and Employer or violates, in a material respect, the Employer’s Code of Business Conduct or any of Employer’s material policy statements as are applicable to all employees generally; provided, however, that in the case of termination under clause (ii) or (iii) of the immediately preceding sentence, Cause shall only exist after (A) Employer delivers written notice to Executive of its intention to terminate for Cause within thirty (30) days after Employer has actual knowledge of the facts and circumstances upon which Employer seeks to rely as a basis for its right to terminate for Cause, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) Executive has failed to cease or otherwise correct (if Parent’s board of directors determines in good faith that such events are reasonably capable of being corrected) any of the events listed in clauses (ii) and (iii), if such events are reasonably capable of being corrected, within thirty (30) days following delivery of Employer’s written notice of its intention to terminate for Cause.

4.3.2         Executive may, at any time, upon written notice to Employer, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for Employer Breach (as defined in this Section 4.3.2), and Executive will be entitled to receive payment of the Accrued Obligations and the Restricted Shares.  “Employer Breach” will exist if there occurs a material failure by Employer to comply with the provisions of this Agreement; provided, however, the foregoing events of Employer Breach will exist only if Executive provides to Employer’s Chief Executive Officer notice of the existence of the circumstances constituting Employer Breach within ninety (90) days of the occurrence of Employer Breach and Employer does not remedy such event constituting Employer Breach within thirty (30) days of the date of its receipt of such notice.

4.4.   Termination Without Cause.  At any time after the first anniversary of the Closing, Employer may, upon ten (10) days prior written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for any reason or no reason, in which case Executive will be entitled to payment of the Accrued Obligations and the Restricted Shares.

4.5.   Resignation.  Executive may, upon thirty (30) days prior written notice to Employer, resign or terminate Executive’s employment with Employer, for any reason Executive deems appropriate, in which case Executive will be entitled to receive payment of the Accrued Obligations.

4.6.   Release.  Notwithstanding the foregoing, Executive will not receive any of the payments set forth under Section 4, unless upon Executive’s termination of employment Executive furnishes Employer with an effective waiver and release of claims (the “Release”) in the form attached hereto as Exhibit “A” (or such other form of Release as may be required by the Employer) within the time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment.

4.7.   Application of Section 409A. Fringe benefits payable under the Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to the Executive be delayed until 6 months after separation from service if the Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

4.8.   Parachute Payments.  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; cancellation of accelerated vesting of the RSA; reduction of employee benefits.  If acceleration of vesting of the RSA compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the RSA.  Employer will appoint a nationally recognized and independent accounting firm to make the determinations required hereunder.  Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to Employer and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Employer or Executive) or such other time as requested by Employer or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish Employer and Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Employer will be entitled to rely upon the accounting firm’s determinations, which will be final and binding on all persons.

5.     Procedure upon Termination.  Executive must promptly return to Employer all documents (including copies) and other materials and property belonging to Employer or Parent or any  of their affiliates, or pertaining to their businesses, including without limitation partner, customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired. In the event of a dispute between Executive and Employer, Executive and Employer each agree to exchange information and documents reasonably related to the dispute.

6.      Inventions.   Executive will reasonably communicate in a reasonable timeframe to Employer, in writing, all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”), whether or not patentable or registrable under copyright or similar statutes, which are first made, conceived and reduced to practice by Executive, whether alone or jointly with others, at any time   during the period commencing after the Closing  and ending on the date of termination of Executive’s employment, and which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as “Employer Inventions”).  Executive acknowledges that Employer owns all right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto) created either before or after Closing and hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Employer (or to such third party as Employer may direct) all of Executive’s right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto).  Executive acknowledges that all original works of authorship which are first made by Executive (solely or jointly with others), within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).  Executive will, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership in Employer Inventions.  “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

7.      Nondisclosure.  At all times after the Closing and during Executive’s employment with Employer and thereafter, except with the express prior written consent of an executive officer of Employer other than Executive or in connection with the proper performance of services under this Agreement, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any Proprietary Information or any Third Party Information.  “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of Employer or Parent or any of their affiliates, no matter when or how acquired.  By way of illustration, but not limitation, Proprietary Information includes (i) Inventions; (ii) the terms and details of contracts and arrangements with and proposals to any customers of Employer or its affiliates (“Customers”) and any prospective Customers or any entities for which Parent or its affiliates operate e-commerce businesses or provide marketing services (“Partners”) and any prospective Partners; (iii) personal, financial and other information obtained from customers of Customers or Partners (“Consumers”); (iv) non-public pricing information, vendor prices, buying and pricing strategies and merchandise plans, including the terms of contracts and arrangements with vendors; (v) promotional, marketing and advertising strategies and plans, including the terms of contracts and arrangements relating to promotions, marketing and advertising; (vi) non-public financial and statistical information relating to Employer or Parent or any of their affiliates, or the Business operated by Employer and its affiliates or the business and the e-commerce businesses operated by Parent and its affiliates, including budgets, financial and business forecasts, expansion plans and business strategies; and (vii) information regarding the skills and compensation of other employees of Employer and Parent and their  affiliates.  For purposes of this Section 7, Proprietary Information will not include any information which is now known by or available to the general public or generally in the industry, which becomes known by or available to the general public or generally in the industry other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive.  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.  “Third Party Information” means any and all confidential or proprietary data, knowledge and information received from third parties, including Customers and Partners, prospective Customers and Partners and Consumers, subject to a duty on the part of Employer or Parent or any of their affiliates to maintain the confidentiality of such data, knowledge or information and to use it only for certain purposes.

8.      Non-Competition.   Executive acknowledges that the Business of Employer and its affiliates and the business of Parent and its affiliates are highly competitive, that he has Proprietary Information of Employer and its affiliates and Third Party Information of their Customers and Consumers and that as a result of Employer being acquired by Parent, Executive will receive and be privy to Proprietary Information of Parent and its affiliates and Third Party Information of their Partners and Consumers.  Executive further acknowledges that Employer and Parent and their affiliates are engaged in the provision of services to support the e-commerce and direct-to-consumer businesses of their Customers and Partners and that due to the nature of such businesses, the work performed by Executive for Employer may not be bound by any geographical or territorial limitations.  Accordingly, for one (1) year after the date of the termination of Executive’s employment with Employer (the “Restricted Period”) for any reason, except with Employer’s express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:

(a)    Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was an employee, consultant, agent or representative of Employer or Parent or any of their affiliates, or who, during the Restricted Period, becomes an employee, consultant, agent or representative of Employer or Parent or any of their affiliates, (i) in any manner which interferes or is likely to interfere with such Person’s relationship with Employer or Parent or any such affiliate, or (ii) in an effort to obtain any such employee, as an employee, of any other Person or (iii) in an effort to obtain any such consultant, agent or representative as a consultant, agent or representative of any Person which conducts a business competitive with all or any material part of the Business of Employer or its affiliates in the United States or the business of the Parent and its affiliates in the United States;

(b)    Communicate with or solicit any Person who, as of or during the one (1) year prior  to the termination of Executive’s employment with Employer, was a Partner, Customer, client or prospect of Employer or Parent or any of their affiliates, or who, during the Restricted Period, becomes a Partner, Customer, client or prospect of Employer or Parent or any of their affiliates, in any manner which interferes or is likely  to interfere with such Person’s relationship with Employer or Parent or any such affiliate, or in an effort to obtain any such a Partner, Customer, client or prospect as a partner, customer, client or prospect of any other Person which conducts a business competitive with all or any material part of the Business of Employer in the United States, or its affiliates or the business of Parent and its affiliates in the United States; or

(c)    Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the (i) Business of Employer or its affiliates in the United States, or (ii) business of Parent or its affiliates in the United States which is substantially similar to the Business of the Employer, or which is not substantially similar to the Business of the Employer but in which Executive was involved during his employment with the Employer after the Closing Date.

9.     Consideration and Enforcement of Covenants.   Executive expressly acknowledges that the covenants contained in Sections 6, 7 and 8 of this Agreement (“Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement.  Executive acknowledges that any breach by Executive of any of the Covenants may result in irreparable injury to Employer for which money damages may not adequately compensate.  If there is such a breach, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to apply to any competent court in Georgia to have an injunction issued enjoining and restraining Executive and all other Persons involved therein from continuing such breach.  The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants.  If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term will be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application will not be affected thereby and will be enforceable without regard thereto.  If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such Covenant will then be enforceable in its reduced or limited form.

10.    Survival of Obligations.  Notwithstanding anything to the contrary contained herein, Sections 3.5 and 3.6, Sections 5-22 of this Agreement will survive any termination of this Agreement and the termination of the Employment Term.  Additionally, payments and benefits owed to Executive under Sections 3 and 4 hereof shall survive the termination of this Agreement to the extent provided for in Sections 3 and 4.

11.    Applicable Law.  This Agreement will be governed by and construed in accordance with the substantive laws (and  choice of laws rules) of the State of Georgia .  Each of the parties irrevocably consents to the jurisdiction and venue of the state courts in Fulton County, Georgia and the federal courts in the Northern District of Georgia in any and all actions between the parties arising hereunder and agrees to resolve all such disputes in such courts.

12.    Notices.   All notices, consents or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered personally, or (ii) one (1) business day after being sent by a nationally recognized express courier service designated for next business day delivery, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement.  Either party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other party in accordance with this Section 12, provided that any such change of address notice will not be effective unless and until received.  A copy of any notice sent to Executive shall be sent in the same manner of delivery to: David F. Cooper, Esq., Kitchens Kelley Gaynes, P.C., 11 Piedmont Center, Suite 900, 3495 Piedmont Road, NE, Atlanta, Georgia 30305.

13.    Prior Agreements.  Executive represents to Employer (a) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that Executive’s execution of this Agreement and Executive’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (c) that Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer.  All prior employment agreements, oral or written, between Executive and Employer that have not previously expired or terminated are hereby terminated as of the date hereof as fully performed on both sides; provided, Executive shall be entitled to receive after the Closing any unpaid consideration due Executive on account of agreements entered between Executive and Employer pre-Closing, including any amounts held in the Employer’s Rabbi Trust or bonus plan prior to Closing that the Executive is entitled to receive.

14.    Parties in Interest.   This Agreement is for the personal services of Executive and is not be assignable by Employer without the express prior written consent of the Executive.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement is assignable by the Executive.  This Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person other than the parties hereto, provided, however, that the Parent shall be a third party beneficiary entitled to receive the benefit of and enforce Sections 3.6, 5 through 9, 15 and 16 hereof as if such entities had been a party to this Agreement.

15.    Trade Secrets of Others.   It is the understanding of both the Employer and the Executive that the Executive will not divulge to the Employer or Parent or any of their affiliates any confidential information or trade secrets belonging to others.  Consistent with the foregoing, the Executive will not provide to the Employer or its affiliates any documents or copies of documents containing such information.

16.    Advertising Waiver.   The Executive agrees to permit the Employer and Parent and their affiliates, and Persons or other organizations authorized by the Employer or Parent or their affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Employer and Parent and their affiliates in which the Executive’s name and/or pictures of the Executive appear and are cast in a positive manner.  The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

17.    Entire Understanding.   This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

18.    Amendment and Waiver.   This Agreement may not be amended or modified unless in writing and signed by Executive, a duly authorized representative of Employer other than Executive and, prior to Closing, the written consent of Parent.  No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of the Employer, must be a duly authorized representative of Employer other than Executive).  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

19.    Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

20.    Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the discretion authority, if any, to modify or replace the invalid or unenforceable term or provision with a valid and enforceable and reasonable term or provision.

21.    Section Headings, Interpretation, Construction.   Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect. This Agreement has been drafted by legal counsel representing the Employer, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  Each party acknowledges that it and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

22.           Furniture and Memorabilia.  Notwithstanding Section 5, at any time after the Closing, Executive shall be permitted to remove (i) all of his personal property from Employer’s offices including all personal memorabilia and business memorabilia collected by Executive in connection with business transacted prior to the date of Closing, and (ii) his HP 2510 personal laptop computer and all office furniture located in the Executive’s office in Duluth, Georgia as of the Closing.  After termination of Executive’s employment with the Company the Company agrees at the cost and expense of Executive to transfer the Executive’s cell phone telephone number to Executive.  To the extent that there is data of Employer located on Executive’s  computer or other electronic device, Executive shall after the termination of his employment be entitled to retain his personal Microsoft Outlook list of contacts and Executive will work in good faith with Employer to transfer or from Executive’s computer Proprietary Information of Employer.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

INNOTRAC CORPORATION

By:	/s/ George M. Hare	/s/ Scott Dorfman
	George M. Hare	Scott Dorfman

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the benefits and mutual agreements set forth in the Employment Agreement, dated October 6, 2008 (the “Agreement”), between Innotrac Corporation (“Employer”) and Scott D. Dorfman (“Executive”), to which this form is attached, Executive, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive and the other commitments of Employer in the Agreement, Executive and his or her heirs, representatives, agents and attorneys hereby generally and completely release Employer and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to Executive signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with Employer or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from Employer, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and similar state laws.  Notwithstanding the foregoing, this general release specifically excludes any and all claims that Executive may have in regard to (a) any ongoing severance or employment obligations of Employer to Executive under the Agreement or any other written agreement or arrangement between Employer and Executive, (b) any ongoing obligations of Employer to Executive under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by Employer to Executive, (c) any indemnification obligations of Employer to Executive as a former director, officer and/or employee of Employer or any of its subsidiaries pursuant to Employer’s certificate of incorporation or bylaws or any indemnification or other written agreement, (d) any rights Executive may have under any directors and officers liability insurance policy of Employer, including tail insurance, and (e) any rights Executive may have arising by virtue of his status as a stockholder of Employer.

Executive acknowledges that, among other rights, he or she is waiving and releasing any rights he or she may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he or she was already entitled as an executive of Employer.  Executive further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he or she should consult with an attorney prior to executing this Release and Waiver; (c) he or she has twenty-one (21) days in which to consider this Release and Waiver (although he or she may choose voluntarily to execute this Release and Waiver earlier); (d) he or she has seven (7) days following the execution of this Release and Waiver to revoke his or her consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he or she executes this Release and Waiver and the revocation period has expired (the “Effective Date”).

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between Employer and Executive with regard to the subject matter hereof.  Executive is not relying on any promise or representation by Employer that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of Employer.

Date:	By:

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Exhibit B

AIRCRAFT USE AGREEMENT

This Aircraft Use Agreement (“Agreement”) is dated as of [                ], 2008 (the “Effective Date”) and is by and between SDD Holdings, Inc. (hereinafter called “Owner”), and Innotrac Corporation (hereinafter called “Client”).

WITNESSETH:

1.	Aircraft Availability:

Owner hereby makes available to Client up to 24 occupied flight hours per month (collectively, “Flight Hours”) in a certain Pilatus aircraft, serial number 388, FAA Registration number N388PC (hereinafter called “Aircraft”) subject to the terms and conditions set forth herein.  To the extent Client does not utilize 24 Flight Hours during any calendar month, such unused hours may be carried over to the following month (“Unused Flight Hours”); provided that all Unused Flight Hours shall expire at the end of the Term.

2.	Term:

The term of this Agreement shall commence on the Effective Date and continue until the termination or expiration of the Employment Agreement dated October 5, 2008, by and between Scott Dorfman and Innotrac Corporation f (“Term”).  Notwithstanding the foregoing, Client may terminate this Agreement (and thereafter have no further liability for the Monthly Basic Charge or Hourly Fee, both as defined on Appendix “A”) if Scott D. Dorfman’s employment by Client is terminated “for cause” or he resigns.

3.	Payment:

Client agrees to pay Owner in accordance with the terms set forth in Appendix “A” to this Agreement.

4.	Custody of Aircraft:

Aircraft used by Client under this Agreement shall remain under the custody of Owner at all times.  Owner may use the Aircraft for purposes other than the business of the Client when such use will not interfere with the scheduling needs of Client.  Owner will provide (at its cost) hangar storage for the Aircraft at Peachtree-Dekalb Airport, Atlanta, Georgia.

5.	Maintenance:

During the term of this Agreement, Owner shall, at its own cost and expense, maintain the Aircraft in a safe and properly-equipped condition, and shall perform all repairs, inspections, and maintenance to keep it in an airworthy condition in accordance with applicable laws and regulations, including, without limitation, all applicable FAR’s and all other applicable D.O.T. and FAA regulations.  Without limiting the foregoing, Owner shall be responsible for undertaking and completing any and all scheduled and unscheduled maintenance and repair procedures, either calendar or hourly, during the Term at Owner’s sole cost and expense.  Other than the payment of the Monthly Basic Charge and Hourly Fee, Client shall have no obligation whatsoever with regard to the use, operation, or maintenance of the Aircraft.

6.	Fuel:

Owner, at its own cost and expense, shall provide all fuels and lubricants as may be required for the operation of the Aircraft for all flights conducted for the benefit of Owner or Client.

7.	Pilots and Other Carrier-provided Personnel:

Owner shall furnish qualified flight crews for the operation of the Aircraft for Client at the expense of Owner and shall oversee both the initial and ongoing training of the pilots.  The pilots and other personnel furnished by Owner hereunder shall be the employees of Owner, and not Client, and Owner accepts full and exclusive liability for the payment of worker’s compensation or employer’s insurance premiums with respect to such personnel, and for payment of all taxes, contributions and other payments required by law with respect to such personnel.

8.	Insurance:

During the term of this Agreement, Owner, at its own cost and expense, shall provide and maintain the following insurance coverage on the Aircraft used by Client: Combined single limit of liability for bodily injury, passenger and property damage liability of not less than $5,000,000 and a non-owner policy with a single limit of liability for bodily injury, passenger and property damage liability of not less than $25,000,000.  In the case of the non-owner insurance policy, Owner will name each of (Client and the Client’s affiliates) as additional named insureds.  Owner will cause a certificate of insurance for each coverage required to be maintained hereunder to be issued to Client promptly following execution of this Agreement.  Owner will at all times comply with all representations, warranties, and other terms and conditions of each policy of insurance required hereunder.

9.	Fees and Taxes:

Sec Appendix “A”.

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10.	Scheduling:

	a.	Client understands that under this Agreement, scheduling of the Aircraft will be done on a first-come first-served basis.

b.
Every effort will be made by Owner to accommodate the aircraft scheduling of Client.  Availability of crews and aircraft will normally be subject to notification of requirement to Owner by Client at least twenty four (24) hours prior to schedule departure time, although Owner will make its best effort to accommodate flight requests made with less than 24 hours notice.  No charges shall be made by Owner for cancelled reservations.

c.
Any request to the Owner for services provided in this Agreement shall be made only by an authorized representative of Client.  Questions regarding the qualification of any individual to make flight arrangements under this Agreement shall be referred to Scott D. Dorfman.

11.	Monthly Reports:

Owner will maintain and provide to Client, a log for each flight, containing the date, name of the person authorizing the flight, date of flight, a list of passengers, points of travel and such other information as Client may from time to time reasonably request.

12.	Prior Agreements:

All prior agreements between Owner and Client (including any lease agreements) respecting the Aircraft are hereby superseded and replaced by this Agreement and all unsatisfied obligations of the parties under all such prior agreements shall be deemed waived and released as of the date of this Agreement.

13.	Governing Law:

This Agreement shall be governed by the internal laws of the State of Georgia without reference to any conflicts of law provisions.

14.	Assignment:

Neither party may assign or delegate this Agreement or assign its rights, delegate its obligations or otherwise subcontract the services to be provided hereunder without the prior written approval of the other party.

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15.	Entire Agreement:

This Agreement contains the entire understanding between the parties in respect of its subject matter and may be amended only by a written instrument duly executed by the parties hereto or their respective assigns.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  This Agreement may be executed in duplicate counterparts, either of which shall constitute the executed Agreement if the other be not produced.

16.	Acknowledgements:

The parties hereto do not intend that this Agreement be construed as a lease agreement but in the event a court of competent jurisdiction were to conclude otherwise then, and only then, the following paragraphs shall apply:

a.
Owner certifies that the Aircraft presently complies with applicable FAA maintenance and inspection requirements and that the Aircraft has been maintained for the last twelve (12) months and inspected under Part 91 of the Federal Aviation Regulations.  Owner certifies that the Aircraft will be maintained and inspected under Part 91 of the Federal Aviation Regulations for operations to be conducted under this Agreement for the duration of this Agreement.

b.
Owner, with an address of 6655 Sugarloaf Parkway, Duluth, GA 30097, certifies that it is responsible for operational control of the Aircraft under this Aircraft Use Agreement during the term hereof and that it understands its responsibility for compliance with applicable Federal Aviation Regulations.

c.
Owner understands that an explanation of factors bearing on operational control and pertinent FAA regulations can be obtained from the nearest FAA Flight Standards District Office, General Aviation District Office, or Air Carrier District Office.

	d.	Owner agrees to keep a copy of this Aircraft Use Agreement in the Aircraft at all times during the Client’s use, and during the term of this Agreement.

17.	Notices:

All notices required under this Agreement shall be deemed given if sent by national overnight courier, telecopy or PDF to:

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Owner:		Client:

	SDD Holdings, Inc. c/o Scott Dorfman Innotrac Corporation 6655 Sugarloaf Parkway Duluth, GA 30097	Innotrac Corporation 6655 Sugarloaf Parkway Duluth, GA 30097 Attn: Arthur Miller, Esquire

By:		By:

Title:		Title:

Date:		Date:

5

Aircraft Use Agreement

Appendix “A”

1.	Basic Monthly Charges:

a.
The basic charge during the Term of this Agreement shall be $7,000 per month (“Monthly Basic Charge”), payable beginning on the Effective Date, and continuing on the 1st business day of each month thereafter as provided for in Section 2 of the Agreement.

b.
In addition to the Monthly Basic Charge, Client shall also pay Owner the sum of $1,250 per occupied flight hour (“Hourly Fee”) not to exceed 24 hours per month.  Subject to the provisions of Section 2 of the Agreement, Client agrees to pay Owner the Hourly Fee multiplied by 24 for each month during the Term regardless of whether Owner actually utilizes the Aircraft for 24 occupied flight hours during any given month.

c.
An “occupied hour” is defined as an Aircraft flight hour, measured from lift-off to touch-down, flown at the Client’s request from a point specified by the Client to another point specified by the Client, whether or not the Client is on board the Aircraft.

Except for the Monthly Basic Charge and the Hourly Fee, Client shall have no other monetary obligation to Owner whatsoever and Owner shall be responsible for all costs and expenses associated with the Aircraft including, without limitation, all fuel costs, landing fees, catering charges, ground transportation, international fees and all FET or sales taxes arising from the Monthly Basic Fee or Hourly Fee.

Accepted:

For:	SDD Holdings, Inc.	For:	Innotrac Corporation

By:		By:

Title:		Title:

Date:		Date:

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Exhibit C

GSI Commerce, Inc.
2005 Equity Incentive Plan
Restricted Stock Award Agreement

Pursuant to your Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (the “Agreement”), GSI Commerce, Inc. (the “Company”) has granted you a Restricted Stock Award under Section 7(b) of its 2005 Equity Incentive Plan (the “Plan”) to acquire the number of shares of the Company’s Common Stock indicated in the Grant Notice (collectively, the “Award”).  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

 The Company agrees as follows with respect to the Award:

1.    Delivery of Shares of Common Stock.  Your acquisition of the shares of Company common stock that are the subject of the Award and referenced as “Restricted Share” in your Employment Agreement (the “Employment Agreement”) with the Company of even date herewith (the “Shares”) shall be consummated as follows:

(a)    Subject to vesting, you will become entitled to the Shares by delivering your Grant Notice, executed by you in the form attached hereto, to the Stock Plan Administrator of the Company, or to such other person as the Company may designate, during regular business hours.

(b)    The Company shall direct the transfer agent for the Company to deliver to the Escrow Agent pursuant to the terms of Section 8 below the certificate or certificates evidencing the Shares to be acquired by you.  You acknowledge and agree that (i) until vesting occurs any such Shares shall be held in book entry form directly registered with the transfer agent or such other form and (ii) upon vesting, as the Company may reasonably determine.

2.    Consideration.  The Shares to be acquired by you on the “Date of Grant” indicated on your Grant Notice shall be deemed paid, in whole or in part, in consideration of your services to the Company pursuant to your Employment Agreement in the amounts and to the extent required by your Employment Agreement and applicable law and your entry into noncompetition covenants with the Company.

3.    Vesting.  Subject to the limitations contained herein and in the Plan, the Shares will be earned by you upon vesting as provided in your Grant Notice and Employment Agreement provided that vesting will cease after the termination of your Continuous Service in accordance with your Employment Agreement.  Shares acquired by you that have vested in accordance with the Vesting Schedule referenced or set forth in the Grant Notice and this Section 3 are “Vested Shares.”  Shares acquired by you pursuant to this Agreement that are not Vested Shares are “Unvested Shares.”

4.    Number of Shares.  The number of Shares subject to your Award as referenced in your Grant Notice shall be adjusted from time to time for capitalization adjustments as set forth in the Plan.

5.    Conditions to Issuance and Delivery of Shares.  The Company will not be obligated to issue or deliver any Shares pursuant to this Agreement (i) until all conditions to the Award as set forth in the Plan have been satisfied, waived or removed, (ii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the Shares have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance.

6.    Right of Reacquisition.  The Company shall simultaneously with the termination of your Continuous Service automatically reacquire (the “Reacquisition Right”) for no consideration all of the Shares that are Unvested Shares on the day after the termination of your Continuous Service, unless the Company agrees to waive its Reacquisition Right as to some or all of the Unvested Shares.  Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the Escrow Agent, as defined below) within ninety (90) days after the termination of your Continuous Service, and the Escrow Agent may then release to you the number of Unvested Shares not being reacquired by the Company.  If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your Continuous Service, the Escrow Agent shall transfer to the Company the number of Unvested Shares the Company is reacquiring.  The Reacquisition Right shall expire when all of the Shares have become Vested Shares in accordance with Section 3.

7.    Corporate Transaction.  In the event of a Corporate Transaction, the treatment of your Award will be governed by the provisions of Section 12(c) of the Plan, which may include the ability of the Company to assign the Reacquisition Right to its successor (or the successor’s parent company), if any, in connection with the transaction.  In addition, to the extent the Reacquisition Right remains in effect following such transaction, it shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the transaction, but only to the extent the Common Stock was at the time covered by such right.

8.    Escrow of Unvested Common Stock.  As security for your performance of the terms of this Agreement and to insure the availability for prompt delivery of the Shares upon vesting or, if applicable, execution by Company of its Reacquisition Right provided in Section 6 above, you agree to the following “Joint Escrow” and “Joint Escrow Instructions,” and you and the Company hereby authorize and direct the Chief Financial Officer of the Company (“Escrow Agent”) to hold the documents delivered to Escrow Agent pursuant to the terms of this Agreement and of your Grant Notice and Employment Agreement, in accordance with the following Joint Escrow Instructions:

(a)    In the event your Continuous Service with the Company or an affiliate of the Company (an “Affiliate”) terminates, the Company shall, pursuant to the Reacquisition Right in Section 6 above, automatically reacquire for no consideration all Unvested Shares, within the meaning of Section 3 above, as of the date of such termination, unless the Company elects to waive such right as to some or all of the Unvested Shares.  If the Company (or its assignee) elects to waive the Reacquisition Right, the Company or its assignee will give you and Escrow Agent a written notice specifying the number of Unvested Shares not to be reacquired. You and the Company hereby irrevocably authorize and direct Escrow Agent to close the transaction contemplated by such notice as soon as practicable following the date of termination of your Continuous Service in accordance with the terms of this Agreement and your Employment Agreement.

(b)    Vested Shares upon the payment of all applicable taxes owed by you shall be delivered to you within one (1) business day of your request therefor in the manner set forth in Section 18 for the giving of notices.

(c)    At any closing involving the transfer or delivery of some or all of the property subject to the Grant Notice and this Agreement, Escrow Agent is directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of Vested Shares and Unvested Shares being transferred, as applicable and (c) to deliver same, together with the certificate, if any, evidencing the Vested Shares or Unvested Shares to be transferred, to you or the Company, as applicable.

(d)    You irrevocably authorize the Company to deposit with Escrow Agent the certificates, if any, evidencing the Shares to be held by Escrow Agent hereunder and any additions and substitutions to the Shares as specified in this Agreement.  Subject to all provisions of this Agreement, you irrevocably do hereby constitute and appoint Escrow Agent as your attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

(e)    The escrow shall terminate and Vested Shares and Unvested Shares shall be delivered by the Escrow Agent to the party entitled to receive them upon the expiration or valid exercise in full of the Reacquisition Right, whichever occurs first, and the completion of the tasks contemplated by these Joint Escrow Instructions; provided, however, that this escrow shall not terminate with respect to any Vested Shares, but for which you have not satisfied any applicable federal, state, local and foreign tax withholding obligation of the Company or an Affiliate which may arise in connection with the vesting of such shares.

(f)    If at the time of termination of this escrow Escrow Agent should have in its possession any documents, securities, or other property belonging to you or to which you are entitled, Escrow Agent shall deliver all of same to you and shall be discharged of all further obligations hereunder in its capacity as Escrow Agent.

(g)    Except as otherwise provided in these Joint Escrow Instructions, Escrow Agent’s duties hereunder may be altered, amended, modified, or revoked only by a writing signed by all of the parties hereto.

(h)    Escrow Agent, in its capacity as Escrow Agent, shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties or their assignees.  Escrow Agent shall not be personally liable for any act Escrow Agent may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for you while acting in good faith and any act done or omitted by Escrow Agent pursuant to the advice of Escrow Agent’s own attorneys shall be conclusive evidence of such good faith.

(i)    Escrow Agent is hereby expressly authorized to regard any and all warnings given by any of the parties hereto or by any other person or corporation, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court.  In case Escrow Agent obeys or complies with any order, judgment, or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(j)    Escrow Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(k)    Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with Escrow Agent.

(l)    Escrow Agent’s ongoing responsibilities as Escrow Agent hereunder shall terminate if Escrow Agent shall cease to be the Chief Financial Officer or if Escrow Agent shall resign by written notice to each party.  In the event of any such termination, the Company shall appoint any officer or assistant officer of the Company or other person who assumes the position of successor Escrow Agent within two (2) business dates of the date that the Escrow Agent shall cease to be the Chief Financial Officer and you hereby confirm the appointment of such successor or successors as the successor Escrow Agent..

(m)    If Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(n)    It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, Escrow Agent is authorized and directed to immediately interplead into a court of competent jurisdiction all of said securities, Escrow Agent is authorized and directed to retain in its possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(o)    By signing the Grant Notice Escrow Agent becomes a party to this Agreement hereto only for the purpose of said Joint Escrow Instructions in this Section 8; Escrow Agent does not become a party to any other rights and obligations of this Agreement apart from those in this Section 8.

(p)    Escrow Agent shall be entitled to employ such legal counsel and other experts as Escrow Agent may deem necessary properly to advise Escrow Agent in connection with Escrow Agent’s obligations hereunder.  Escrow Agent may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.  The Company shall be responsible for all fees generated by such legal counsel in connection with Escrow Agent’s obligations hereunder.

(q)    These Joint Escrow Instructions set forth in this Section 8 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  It is understood and agreed that references to “Escrow Agent” or “Escrow Agent’s” herein refer to the original Escrow Agent and to any and all successor Escrow Agents.  It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

9.    Execution of Documents.  You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement.  You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.  This Restricted Stock Award Agreement shall be deemed to be signed by the Company, you and the Escrow Agent upon the respective signing by the Company, you and the Escrow Agent of the Restricted Stock Award Grant Notice to which it is attached.

10.          Irrevocable Power of Attorney. You constitute and appoint the Company’s Chief Financial Officer as attorney-in-fact and agent to transfer the Shares on the books of the Company with full power of substitution in the premises, and to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.  This is a special and limited power of attorney coupled with an interest (specifically, your underlying interest in the Shares and the Company’s underlying security interest in retaining the Shares in the event you do not perform the required services for the Company), and is irrevocable and shall survive your death or legal incapacity.  This power of attorney is limited to the matters specified in and to effectuate this Agreement for the parties.

11.          Rights as Stockholder.  Subject to the provisions of this Agreement, you shall have the right to exercise all rights and privileges of a stockholder of the Company with respect to the Shares deposited in the Joint Escrow.   You shall be deemed to be the holder of the Shares for purposes of receiving any dividends that may be paid with respect to such Shares and for purposes of exercising any voting rights relating to such Shares even if some or all of the shares are Unvested Shares.

12.          Limitations on Transfer of the Common Stock.  In addition to any other limitation on transfer created by applicable securities laws, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Shares while such shares are Unvested Shares.  Once the Shares vest in accordance with the conditions set forth in the Plan and your Employment Agreement, you may sell, assign, hypothecate, donate, encumber, or otherwise dispose of or transfer any interest in the Shares in accordance with applicable laws and regulations.

13.      Restrictive Legends.  The certificates representing the Shares shall have endorsed thereon appropriate legends as determined by the Company.  Subject to the conditions set forth in the Plan and our Employment Agreement, including the payment of all applicable taxes, all restrictions shall be removed and deemed removed immediately upon vesting.

14.      Non-transferability of the Award.  Your Award is not transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you.

15.      Award not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate, except as otherwise provided in the Employment Agreement.

16.          Withholding Obligations.

(a)    At the time your Award is granted and the Shares vest, or at any time thereafter as requested by the Company, you agree to make adequate provision in cash for, any sums required to be paid by you to satisfy the federal, state, local and foreign tax payable by you in connection with the Vested Shares; provided, the Company shall pay from its own resources all withholding obligations of the Company or its Affiliates, if any, which arise in connection with the Award.

(b)    Unless your tax withholding obligations are satisfied or you have made provision to satisfy them, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

17.   Tax Consequences.  You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.  You understand that Section 83 of the Code taxes as ordinary income to you the fair market value of the Shares as of the date all restrictions on the Shares lapse (that is, as of the date on which the Shares vest).  In this context, “restriction” includes the right of the Company to reacquire the Shares pursuant to its Reacquisition Right, which is a substantial risk of forfeiture.

18.   Notices.  All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by first class mail or reputable overnight delivery service, expenses prepaid.  Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in a manner provided in the preceding sentence.  Notices to the Company or the Board shall be delivered or sent to GSI’s headquarters, 935 First Avenue, King of Prussia, PA 19406, to the attention of its Chief Financial Officer and its General Counsel.  Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.  Notices to the Escrow Agent shall be sent to Chief Financial Officer, GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406

19.   Headings.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

20.   Amendment.  This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board (or appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment may adversely affect your rights hereunder without your prior written consent, which may be given or withheld in your sole discretion.  Without limiting and subject to the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

21.   Miscellaneous.

(a)    The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your Award may not be assigned by you, except with the prior written consent of the Company.

(b)    You agree upon request to execute any further documents or instruments necessary to carry out the purposes and intent of your Award.

22.   Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all laws, and interpretations, amendments, rules and regulations adopted by the Company to comply with such laws, which may from time to time be promulgated and made applicable to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.  The Board (or appropriate committee thereof) will have the power to reasonably interpret the Plan and this Agreement and to adopt such reasonable rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All such interpretations, amendments, rules and regulations shall be made uniform and applicable to all persons who are Eligible Stock Award Recipients (as defined in the Plan).  All such actions taken and all such interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons.  No member of the Board (or appropriate committee thereof) will be personally liable for any such action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

23.   Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any subsidiary’s employee benefit plans in accordance with their terms.

24.   Choice of Law.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

25.   Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

26.   Company Representations.   The Company warrants as follows: (a)you are qualified in all respects under the Plan to receive the Award and all of the Shares, subject to conditions on vesting; (b) the issuance of the Award and Shares to you has received all requisite approvals contemplated by the documents governing the Plan, and no further consents or approvals are required; (c) the issuance of the Award and Shares to you has been duly authorized by all appropriate corporate action on the part of the Company, and no further authorization or corporate action is required; and (d) upon vesting, and subject to the conditions on vesting, the Shares will be free of all encumbrances and restrictions, including restrictions on transfer.